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                                                                      Exbibit 99

FOR IMMEDIATE RELEASE

FORMER SHELL OIL EXECUTIVE NAMED PRESIDENT AND CEO OF IMPERIAL PETROLEUM RECOVERY CORPORATION (IPRC)

Houston, Texas, October 17, 2000

Imperial Petroleum Recovery Corporation - OTC Bulletin Board (IREC)

A dramatic management change for Imperial Petroleum Recovery Corporation was announced this morning by Henry Kartchner, Chairman of the Board. William W. Chalmers, Jr., a high-growth business developer and turnaround management specialist previously at Shell, has been named President and CEO of IPRC.

Mr. Chalmers, the former president of Shell Chemical Holdings and Executive Vice President of Shell Polypropylene brings over thirty years of experience in the petroleum and petrochemical industry. He is experienced at leading technology commercialization, product development, rapid sales growth and marketing development. By using exemplary leadership and team management skills coupled with an expertise in mergers and acquisitions, Mr. Chalmers has led the growth of several businesses to market leadership positions.

"IPRC is poised for high-growth in revenues and earnings," stated Mr. Chalmers. This was confirmed by Mr. Kartchner who said, "Mr. Chalmers brings a growth oriented management style and a set of technology commercialization skills that we will need as IPRC moves its Microwave Separation Technology (MST) into a broader array of applications in the petroleum value chain."

IPRC owns a patented high tech microwave process for oil emulsion separation. This innovative oil recovery system has a multitude of uses in the petroleum industry to allow drillers, refiners and end users to increase profitability in a margin-strapped environment and to allow applications to be scaled for oilfield and production platforms. The state of the art MST units, placed at refineries and oil recovery sites are enhanced with the latest automated, computer-controlled systems available. Chalmers commented today, "The Company's technology is set for rapid commercialization on a number of fronts. My extensive experience will enable us to engage all these markets and launch IPRC into an explosive and strong growth mode that will drive share prices upward over the next two years."

In the past year, IPRC entered into a long-term joint marketing agreement with ExxonMobil, which expanded IPRC's capacity to market to the refining and storage sectors and brought it a significant cash infusion. Additional financing along with
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strategic alliances with worldwide marketing, manufacturing and technology development partners will advance IPRC's penetration into multiple petroleum industry applications.

Imperial Petroleum Recovery Corporation (IPRC) is a publicly held company currently traded on the OTC Bulletin Board under the stock symbol IREC.

Certain of these statements in this news release are forward-looking statements. While these statements reflect the Company's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially.

CONTACT: IMPERIAL PETROLEUM RECOVERY CORPORATION AT: TEL (281) 821-1110 - FAX
(281) 821-1118